UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2012

Manhattan Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32639 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

787 Seventh Ave, 48th Floor

New York, New York 10019

(Address of Principal Executive Offices)

(212) 554-4305

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

In April 2011, TG Therapeutics, Inc. (“TG Therapeutics”), a subsidiary of Manhattan Pharmaceuticals, Inc. (the “Company”), acquired from LFB Biotechnologies, a fully owned subsidiary of France based LFB S.A., an option (the “License Option”) for exclusive worldwide rights (except France/Belgium) to develop and market ublituximab (“LFB-R603” or “R603” or “TG20”), a monoclonal antibody that targets a specific epitope on the B-cell lymphocyte CD20 antigen intended to be marketed under the trade name “Utuxin.TM”

On January 30, 2012, TG Therapeutics exercised the License Option and entered into a license agreement with GTC Biotherapeutics, Inc., LFB Biotechnologies S.A.S. (“LFB”), and LFB/GTC LLC. In connection with the license agreement, TG Therapeutics issued 7,368,000 shares of its common stock to LFB, and the Company agreed to contribute $15 million, less applicable fees and expenses associated with the financing, to TG Therapeutics to fund the development of Utuxin under the license agreement, in exchange for 7,500,000 shares of TG Therapeutics common stock.

In addition, in connection with the issuance of 7,368,000 shares of TG Therapeutics common stock, the Company and TG Therapeutics provided LFB Group the option to, in its sole discretion, elect to convert all, and not less than all, of the shares of TG Therapeutics’ common stock into 828,900 shares of the Company’s Series A Preferred Stock, $0.001 par value per share (“Preferred Stock”). Each share of Preferred Stock is convertible into 500 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), in accordance with the terms of the Series A Preferred Stock Certificate of Designation filed with the Secretary of State of the State of Delaware on December 29, 2011. In addition, should the Company have sufficient Common Stock authorized and available for issuance at the time LFB Group elects to convert, then LFB Group will receive such number of shares of Common Stock into which the Preferred Stock is then convertible. This option may be exercised by LFB Group at any time within 60 days of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Furthermore, should LFB Group choose to exercise the option for Preferred Stock, the Board of Directors of the Company shall appoint an individual designated by LFB Group to serve as a director of the Company until the next annual meeting of the stockholders and until his or her successor has been duly elected. Thereafter the Board of Directors of the Company shall nominate a designee named by LFB Group for election at each annual meeting of the stockholders until such time as LFB Group owns less than 10% of the outstanding Common Stock of the Company.

Item 8.01. Other Events.

On December 30, 2011, OPN Capital Markets (“OPNCM”) and its affiliated broker-dealer, National Securities Corporation (“NSC” and collectively with OPNCM, “National”), both affiliates of National Holdings Corporation (“National Holdings”), entered into a Placement Agency Agreement (the “PAA”) with the Company in connection with the initial closing of the offering of up to $25 million of stock and warrants of the Company (the “Offering”). Pursuant to the PAA, National is acting as the Company’s placement agent for the Offering. Michael S. Weiss is affiliated with National Holdings and OPNCM.

The Company completed the third and final closing of the Offering on February 24, 2012, issuing 206,229 shares of Preferred Stock at a price per share of $20.00 for total gross proceeds, before placement commissions and expenses, of $4,124,580. Each share of Preferred Stock is convertible into 500 shares of Common Stock provided that such conversion rights are subject to sufficient available authorized shares of Common Stock, which the Company intends to accomplish through the amendment of its Amended and Restated Certificate of Incorporation, or a reverse stock split, at the next meeting of stockholders. Investors will also receive warrants to purchase 25,778,625 shares of Common Stock. The warrants have an exercise price of $0.04 per share and are exercisable for five years.

The shares of Preferred Stock and warrants sold in the third closing were offered and sold to accredited investors, including members of management, without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act, and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the securities to be issued in the Offering have not been registered under the Securities Act, and until so registered, these securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

In total, as a result of the three closings conducted in the Offering, the Company issued 277,285,633 shares of Common Stock, 695,428 shares of Preferred Stock, and warrants to purchase 156,249,924 shares of Common Stock for total gross proceeds, before placement commissions and expenses, of $24,999,985.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manhattan Pharmaceuticals, Inc.
(Registrant)

Date: March 1, 2012

	By:	/s/ Sean A. Power
Sean A. Power
Chief Financial Officer

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